Exhibit 99.1

For Immediate Release

Contact:

Frederick L. Hickman, President and CEO

(570) 344-6113

NORTH PENN BANCORP, INC. REPORTS SECOND QUARTER RESULTS.

July 30, 2008, Scranton, Pennsylvania – North Penn Bancorp, Inc. (the “Company”) (OTCBB: NPBP) announced today results for the second quarter ended June 30, 2008.

The Company reported net income of $116,000 or $.08 per share for the quarter ended June 30, 2008 as compared to $120,000 or $.08 per share for the quarter ended June 30, 2007 (prior period share amounts have been adjusted for the exchange and additional share issuance in our reorganization and offering completed on October 1, 2007).  Year to date net income is $226,000 or $0.15 per share, as compared to $215,000 or $0.14 per share for the six months ended June 30, 2007.

Second quarter net interest income increased $150,000 or 16.6% to $1.1 million, while other income decreased $94,000 or 51.6% to $88,000, as compared to the second quarter of 2007.  Other expenses increased $86,000 or 9.9% to $959,000 and the provision for income taxes increased $4,000 as compared to the same period in 2007.  The increase in net interest income was due to an increase in investment income as well as a decrease in our interest expense on borrowed funds. The decrease in non interest income was due to a gain being recognized in 2007 on the sale of a portion of our loan portfolio, which we did not have in 2008. The increase in other expenses includes increases in consulting and professional fees as well as increased operational costs.

For the six months ended June 30, 2008, net interest income increased $278,000 or 15.7% to $2.1 million and other income decreased $127,000 or 43.6% to $164,000. Other expenses increased $148,000 or 8.8% to $1.8 million for the six months ended June 30, 2008 compared to June 30, 2007.  The increase in net interest income was largely due to an increase in investment income and a decrease in interest expense on borrowed funds.  The decrease in other income was due to gains on investment sales on the sale of a portion of our mortgage portfolio during 2007 that was not present during the same period in 2008.  The increase in other expenses primarily resulted from increases in salaries and employee benefits as well as increased professional fees.

The Company’s total assets increased $17.0 million, or 13.9%, to $139.5 million at June 30, 2008 from  $122.5 million at December 31, 2007.  Net loans increased $1.3 million or 1.3% to $98.5 million at June 30, 2008 from $97.2 million at December 31, 2007.  The company’s largest asset increase was in fed funds sold which were $13.7 million at June 30, 2008 compared to no federal funds sold at December 31, 2007.  Investment securities increased $2.9 million, or 21.6%, to $16.3 million at June 30, 2008 from $13.4 million at December 31, 2007. The increase in fed funds sold, was directly related to an influx of customer deposits, which increased $22.6 million or 27.0% to $106.3 million at June 30, 2008 from $83.7 million at December 31, 2007.  The increase in deposits reflects consumer interest in our Statement Savings account, which has a higher yield than similar products, as well as the company being the recipient of two large municipal deposits. Total stockholders’ equity amounted to $20.2 million or 14.5% of total assets at June 30, 2008.

Nonperforming loans were $221,000 or 0.22% of total loans at June 30, 2008 as compared to $378,000 or 0.38% of total loans at December 31, 2007.  The nonperforming loans at June 30, 2008 included $206,000 in nonperforming single-family residential real estate loans and $15,000 in consumer loans.  The allowance for loan losses was $1.2 million or 535.8% of nonperforming loans at June 30, 2008 as compared to $1.2 million or 309.8% at December 31, 2007.

North Penn Bank is headquartered in Scranton, Pennsylvania and operates through five banking offices in Scranton, Stroudsburg, Clarks Summit and Effort, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which North Penn Bancorp and North Penn Bank are engaged.

NORTH PENN BANCORP, INC.
SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)	June 30,	December 31,
	2008	2007
Selected Financial Condition Data:
Total assets	$139,520	$122,532
Cash and cash equivalents	2,447	3,178
Securities available-for-sale	16,330	13,366
Fed funds sold	13,745	-
Loans receivable, net	98,531	97,247
Deposits	106,289	83,683
Borrowings	12,000	17,879
Stockholders' equity	$20,238	$20,184

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Selected Operations Data:
Total interest income	$1,889	$1,873	$3,798	$3,732
Total interest expense	838	972	1,752	1,964
Net interest income	1,051	901	2,046	1,768
Provision for loan losses	-	30	31	60
Net interest income after provision for loan losses	1,051	871	2,015	1,708
Noninterest income	88	182	164	291
Noninterest expense	959	873	1,835	1,687
Income before income tax expense	180	180	344	312
Income tax expense	64	60	118	97
Net income	$116	$120	$226	$215

Earnings per share – basic	$0.08	$0.08	$0.15	$0.14
Earnings per share – diluted	0.08	0.08	0.15	0.14
Weighted average shares outstanding – basic	1,536,761	1,527,230	1,536,761	1,527,230
Weighted average shares outstanding – diluted	1,538,228	1,528,455	1,538,228	1,528,455

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Selected Financial Ratios(1):
Return on average assets	0.34%	0.40%	0.34%	0.36%
Return on average equity	2.29	3.66	2.24	3.28
Average interest-earning assets to average interest-bearing liabilities	114.85	109.51	117.48	110.83
Average equity to average assets	15.05	10.91	15.43	10.85
Interest rate spread	3.15	3.12	3.01	2.95
Net interest margin	3.43%	3.33%	3.40%	3.20%

	Period Ended
	June 30,	December 31,
	2008	2007
Allowance for loan losses to total loans	1.19%	1.19%
Allowance for loan losses to nonperforming loans	535.75	309.79
Nonperforming loans to total loans	0.22%	0.38%

(1) Three and six months ended ratios are calculated on an annualized basis.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.